Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-133368, No. 333-138070, No. 333-141571, No. 333-148924, No. 333-156995, No. 333-164567, No. 333-171962, No. 333-179265, No. 333-186509, No. 333-193614, No. 333-201754, No. 333-209144, No. 333-212255 and No. 333-218774) and on Form S-3 (No. 333-205513) of Vanda Pharmaceuticals Inc. of our report dated February 15, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

February 15, 2018